Exhibit 10.3

9900 Westpark Drive, Suite 300

Houston, TX 77063

February 26, 2013

David Catalano

201 West Charlottesville Avenue

Colleyville, TX 76034

Dear David:

It is my pleasure to extend the following offer of employment to you on behalf of IGNITE RESTAURANT GROUP.  Specifics of the offer:

Title:	President, Romano’s Macaroni Grill

Supervisor:	Ray Blanchette, Chief Executive Officer, Ignite Restaurant Group

Job Classification:	Exempt

Base Salary:

You will be paid $11,538.46, bi-weekly, which annualizes to $300,000 subject to deductions for taxes and other withholdings as required by law or the policies of the Company. The base salary will increase to $325,000 at the attainment of Romano’s Macaroni Grill $50M RLP, based on achieving $50M RLP for three consecutive months of trailing twelve months.

Targeted Bonus:	50% of base salary. Actual bonus will range up to 75% of base salary, based on achieving individual and company performance goals.

Management Equity (SAR) Plan:

Upon the approval of the Board of Directors, or its authorized committee, you will be issued 42,500 Stock Appreciation rights of “IRG”, with 25% annual vesting each annual anniversary, commencing on the one year anniversary of the date of approval by the Board of Directors. The issue price will be the closing price of “IRG” on the NASDAQ on the last trading day before the board approves the grant. Further, you will be eligible for annual grants at the discretion of the board. Please note that there are restrictions on this grant, and the entire plan will be provided to you upon approval of the Board of Directors.

Severance:

If your employment with the company is terminated by the Company without Cause or by you for Good Reason, and subject to your execution of a general release of all claims and rights that you may have against the Company and its affiliates and their respective officers, directors and employees, the Company will pay you an amount equal to your then current base salary for a period of six months, according to the payroll payment dates in effect as of the date of termination. If you relocate to Houston, Texas at the request of the CEO, the severance period will be extended to one year.

Car Allowance:

You will receive a $392.31 bi-weekly car allowance, which annualizes to $10,200. Mileage for business-related travel will be reimbursed at a discounted rate. The current mileage rate for those receiving a car allowance is $0.31 per mile, and is adjusted quarterly.

Paid Time Off (PTO):

Upon your first day you will begin accruing vacation days that you may use at any time during the year. During your first year, you will earn vacation days at an annual rate of fifteen days. In addition, each year you will receive three sick days and three personal days. Further, the company recognizes nine paid holidays.

Benefits:

You will be eligible to enroll in the Company’s Health/Welfare Benefits Plan that will contain standard benefits including medical, life, dental, LTD, and Flexible Spending Accounts (Section 125) as per Company policy. Employee contribution for payment to the benefit plans is determined annually. You will be eligible for these programs on the first day of employment.

Additional Executive Benefits:	Annual Executive Physical Financial and Legal Counseling Reimbursement of $3,000 per year 100% Dining Discount at all Ignite Restaurants for you and your guests, including gratuity.

Relocation:

You agree to relocate to Houston, TX if requested by the CEO. In the event you relocate to Houston, TX you will be paid relocation expenses based on the President relocation plan. All relocation expenses reimbursed to or paid on behalf of the employee, including any tax gross-up, are immediately due and payable to Ignite Restaurant Group should you voluntarily terminate your employment or be terminated for cause within twelve months of the effective start date in your new work location. The relocation program is managed by the Administration Department. Please contact Lois Wendte, Executive Assistant to the Chief Administrative Officer, if you have any questions.

Start Date:	TBD - Romano’s Macaroni Grill closing date

Tenure Date:	Date of start of full-time consulting

This offer is made to you in strict confidence and, as such, at no time during your employment are you to discuss either your salary or benefits with anyone (other than your supervisor or human resources).

This offer letter represents the entire agreement between you and IGNITE RESTAURANT GROUP. This offer letter is not a contract of employment guaranteeing any set length of employment.  Also note that IGNITE RESTAURANT GROUP is an at-will employer. You and IGNITE RESTAURANT GROUP have the right to terminate the relationship at any time, with or without cause.

David, we are very excited to have you join the team at IGNITE RESTAURANT GROUP and look forward to your contributions of growing IGNITE RESTAURANT GROUP into the preeminent casual dining restaurant company in the industry. Please feel free to call me with any questions regarding this offer letter

If you are in agreement with the above outline, please sign below and either scan or fax the signed offer letter to: (713) 481-1787 as well as bring the original signed copy to your orientation.

Best Regards,

Ray Blanchette
President and Chief Executive Officer

Agreed and acknowledged:

Printed Name:	David Catalano

Signature:	/s/ David Catalano

Date Signed:	2/28/13

An electronic signature or facsimile signature is intended to be, and will be, considered the equivalent of an original signature, is legally binding, and is to be given full force and effect.